EXHIBIT 99.1

Cinedigm Announces Closing of GVE Acquisition, Credit Facility and Underwritten Public
Offering

(CENTURY CITY, CA and NEW YORK, NY -- October 21, 2013)  Cinedigm Corp. (NASDAQ: CIDM) announced today it closed the previously announced acquisition of Gaiam, Inc.’s (NASDAQ: GAIA) entertainment unit, known as “GVE,” a leading distributor of home entertainment brands and content, for $51.5 million, subject to a working capital adjustment.

In connection with funding the acquisition, Cinedigm closed today on the following financing arrangements: (i) a new $55 million senior secured credit facility arranged and led by Société Générale Corporate and Investment Banking that includes a $25 million 3-year term loan funded at closing and a $30 million revolving credit facility of which $15 million was drawn at closing; (ii) a $5 million subordinated 5-year loan facility; (iii) $3 million of restricted Cinedigm stock, of which $1 million was issued to Gaiam as part of the purchase price and $2 million was purchased by an existing shareholder; (iv) a $13.0 million underwritten public offering of common stock, inclusive of a $1.5 million over-allotment, with B. Riley & Co., LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB:NHLD), acting as co-lead managers. The acquisition and related financings closed on October 21, 2013.  Blackstone Advisory Partners L.P. acted as financial advisor to the Company in connection with the acquisition of GVE and Merriman Capital acted as capital markets advisor for the equity offering.

The senior secured credit facility will be at an interest rate of, at Cinedigm’s election, Base Rate (as defined in the credit facility) + 3% or the Eurodollar Rate (as defined in the credit facility) + 4% and will mature on October 17, 2016.

The subordinated 5-year loan facility consists of notes with an interest rate of 9% and 5-year warrants to purchase an aggregate of 1,500,000 shares of Cinedigm common stock at $1.85 per share.

Cinedigm closed on an underwritten public offering of 4,895,105 shares of common stock, at a price to the public of $1.43 per share and will close on an additional 4,194,885 shares on October 23, 2013.  In connection with the offering, B. Riley & Co., LLC and National Securities Corporation are acting as underwriters, with B. Riley & Co., LLC acting as the representative.

The Company plans to use $40 million from the credit facility, $5 million from the loan facility and the approximately $10.4 million net proceeds from both closings of the underwritten offering for working capital, acquisitions and general corporate purposes, including to fund the acquisition of GVE.

Ten employees of GVE who are joining Cinedigm received options to purchase an aggregate of 620,000 shares of Cinedigm’s Class A Common Stock. Such options will have 10-year terms and exercise prices equal to today’s closing price of the Class A Common Stock on the NASDAQ Global Market, and are being granted as inducement options pursuant to NASDAQ listing Rule 5635(c)(4).

ABOUT CINEDIGM:

Over the past decade, Cinedigm has led the digital distribution revolution that continues to transform the media landscape. In addition to its pioneering role in transitioning movie theatres from traditional film prints to digital distribution, Cinedigm continues to advance worldwide cinema modernization with its suite of software products allowing exhibitors and distributors to manage their newly digital businesses with efficiency, insight and certainty. And, as the leading distributor of independent content in the world, Cinedigm collaborates with producers and the exhibition community with unequalled transparency to market, source, curate and distribute quality content across all digital platforms to targeted and profitable audiences.

Current and upcoming CEG releases include Destin Daniel Cretton’s SHORT TERM 12, Godfrey Reggio’s VISITORS, Penny Lane’s OUR NIXON and Shaul Schwarz’s NARCO CULTURA.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp www.cinedigm.com. [CIDM-E]

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm’s filings with the Securities and Exchange Commission, including Cinedigm’s registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “might,” “believes,” “seeks,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm’s management, are also forward-looking statements as defined by the Act.

Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

Cinedigm Public Relations:
MBC
Maggie Begley
Maggie@mbcprinc.com
310-301-1785

Cinedigm Investor Relations:
Jill Newhouse Calcaterra
jcalcaterra@cinedigm.com
424-281-5417